EXHIBIT 23

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors
Summit Financial Corporation

We consent to incorporation by reference in the registration statements (No. 33-83538, 33-94962, 33-94964 and 333-101367) on Form S-8 of Summit Financial Corporation and subsidiaries of our report dated February 12, 2004, with respect to the consolidated balance sheets of Summit Financial Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 Annual Report on Form 10-K of Summit Financial Corporation and subsidiaries.

Our report refers to the fact that on January 1, 2002 the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets .

/s/ KPMG LLP
Greenville, South Carolina
March 17, 2004